                                                                   EXHIBIT 99.1


               UNANIMOUS WRITTEN CONSENT TO ACTION WITHOUT MEETING
                 OF THE BOARD OF DIRECTORS OF AUGRID CORPORATION

         The undersigned, being all of the members of the Board of Directors of AuGRID Corporation (the "Corporation"), hereby take the following actions and adopt the following resolutions by written consent:

                  WHEREAS, the Corporation desires to satisfy outstanding obligation due to its officers for the services provided by the officers, in lieu of receiving no salary or benefits, necessary for the Corporation to continue to pursue its objectives, while preserving the Corporation's limited cash position.

                  RESOLVED, that the Board of Directors hereby approves, confirms and ratifies the satisfying of unpaid and past due salaries accrued and due its officers by the Corporation as listed on Exhibit A, a copy of which is annexed hereto, and for the issuance of 31,666,667 shares of the Corporation's common stock as compensation for services rendered by such officers;

                  RESOLVED FURTHER, that the Board of Directors approves the issuance of 31,666,667 shares of the Corporation's common stock in accordance with the foregoing, and that, upon issuance in accordance therewith, the shares of common stock shall be fully paid and non-assessable;

                  RESOLVED FURTHER, that Board of Directors approves preparing and filing a registration statement registering the sale of the shares of common stock in accordance with the Securities Act of 1933, as amended, and the securities laws of such states and other jurisdictions as the President of the Corporation determines is proper and advisable to effectuate these resolutions;

                  RESOVED FURTHER, that the Board of Directors has determined that the fair market value of the Corporation's common stock as of January 13, 2003 is the best bid price as of June 13, 2003, which is $0.0075 per share;

                  RESOLVED FURTHER, that the President and Secretary of the Corporation, and each of them, are authorized to take such further action and execute such other instruments as they deem desirable and appropriate to effectuate the foregoing resolutions; and

                  RESOLVED FURTHER, that this Unanimous Written Consent be filed with the minutes of the proceedings of the Board of Directors of the Corporation.

                  IN WITNESS WHEREOF, the undersigned have executed this Written Consent as of the 13rd day of June, 2003.


/s/  MJ Shaheed
----------------------------
MJ Shaheed

/s/ Mary F. Sloat-Horoszko
----------------------------
Mary F. Sloat-Horoszko


/s/  Essa Mahsni
----------------------------
Essa Mahsni


/s/  Michael Young
----------------------------
Michael Young


/s/  Stan Chapman
----------------------------
Stan Chapman



                                    EXHIBIT A

                           Annual Salaries           Jan to June 2003           Stock Conversion
                           ---------------           ----------------           ----------------
Stan Chapman               $175,000.00               $87,500.00                 11,666,667

Mike Young                 $175,000.00               $87,500.00                 11,666,667

Mary Horoszko              $125,000.00               $62,500.00                 8,333,333


Total Salaries             $475,000.00               $237,500.00                31,666,667

Stock Conversion   Price (as of 6/13/03)             $0.0075

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